Exhibit 5

Schlumberger N.V.

(Schlumberger Limited)

5599 San Felipe

17th Floor

Houston, Texas 77056

Curaçao, May 23, 2017

Ladies and Gentlemen,

We have acted as Curaçao legal counsel for Schlumberger N.V. (also referred to as Schlumberger Limited), a corporation with limited liability organized and existing under the laws of Curaçao (the “Company”), in connection with the registration of 30,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the Schlumberger 2017 Omnibus Stock Incentive Plan (the “2017 Plan”). We understand that a registration statement on Form S-8 relating to the 2017 Plan (the “Registration Statement”) is being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on May 23, 2017.

As Curaçao legal counsel for the Company we have examined and relied upon the following documents in original, photo static or facsimile form:

(a)	a copy of the Registration Statement;

(b)	a copy of the 2017 Plan;

(c)	a certified copy of the articles of incorporation of the Company (the “Articles of Incorporation”), as presently in effect;

(d)	an extract obtained online on May 22, 2017 from the Curaçao Commercial Register, relating to the registration of the Company; and

(e)	a certified copy of the resolutions of the board of directors of the Company (the “Board”) providing for the issuance of the Shares (the “Board Resolutions”).

In our examination of the documents referred to above and in expressing our opinion, we have assumed without independent verification of any kind:

i.	the genuineness of all signatures on all documents we have reviewed;

ii.	the authenticity of all such documents submitted to us as originals, and that each of the documents has been duly executed in the form, or substantially in the form submitted to us as execution copies; and

iii.	the conformity with originals of all documents submitted to us as copies.

In rendering the following, we are opining on the matters hereinafter referred to, only insofar as they are governed by the laws of Curaçao as currently in effect and as they are interpreted under presently published case law of Curaçao, including the Supreme Court of the Netherlands (Hoge Raad der Nederlanden).

Based upon and subject to the foregoing and subject to the qualifications set forth below and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

(a)	The Company has been duly incorporated under the laws of the former Netherlands Antilles, is currently validly existing under the laws of Curaçao and has all requisite corporate power and authority to own its properties and to conduct its business within the limits of its objects clause as set forth in article 2 of the Articles of Incorporation. The Company has been duly registered with the Curaçao Commercial Register under number 1674.

(b)	Following due authorization of a particular award as provided in and in accordance with the 2017 Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to and in accordance with the terms of the 2017 Plan and the applicable award, including, without limitation, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board or a duly constituted authorized committee thereof as provided therein, and, in the case of stock option awards, payment of the exercise price fixed in such option at least equal to the par value of such Shares, such Shares will be validly issued, fully paid and non-assessable.

(c)	No personal liability will attach to the holders of the Shares under the laws of Curaçao by reason of their being stockholders of the Company.

(d)	No consents, approvals, authorizations or other orders of Curaçao governmental authorities are legally required for the issuance of the Shares by the Company.

This opinion is strictly limited to the matters stated herein and may not read as extending by implication to any matters not specifically referred to herein, including tax matters.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely yours,

STvB Advocaten (Curaçao), N.V.